Exhibit 2.2

July 22, 2003

Alterra Healthcare Corporation
10000 Innovation Drive
Milwaukee, Wisconsin 53226

        RE:        Payment Guaranty

      Reference is made to the Agreement and Plan of Merger dated as of July 18, 2003 (the “Merger Agreement”) by and among FEBC-ALT Investors Inc. (the “Buyer”), FEBC-ALT Acquisition Inc. (the “Merger Subsidiary”), and Alterra Healthcare Corporation (the “Debtor”). The terms used but not defined herein shall have the meanings assigned to such terms in the Merger Agreement.

      Each of the undersigned, severally but not jointly, hereby irrevocably guarantees the full and prompt payment of the Merger Consideration and all other amounts payable by the Buyer under the Merger Agreement upon the satisfaction or waiver by the appropriate party to the Merger Agreement of each condition to the Closing; provided, that the guarantee obligation payable hereunder by each of the undersigned shall not exceed such undersigned's Maximum Liability (as defined herein). The “Maximum Liability” shall mean (i) with respect to Fortress Investment Trust II LLC, $69,090,909, and (ii) with respect to Emeritus Corporation, $6,909,091. It is understood and agreed by the Debtor and each of the undersigned that under no circumstances whatsoever will any of the undersigned have any liability or obligation to the Debtor or otherwise under this letter in excess of such undersigned's Maximum Liability.

      Each of the undersigned hereby agrees to contribute its Guarantee Proportion (as defined herein) of any amount payable to the Debtor or otherwise under this letter. With respect to each of the undersigned, the “Guarantee Proportion” shall mean an amount (expressed as a percentage) equal to such undersigned's Maximum Liability divided by $76,000,000.

      Each of the undersigned, severally but not jointly, represents and warrants to Debtor that:

      (i) it is a corporation or limited liability company duly organized or formed, as applicable, validly existing and in good standing under the laws of its jurisdiction of organization or formation;

      (ii) this letter has been (a) duly and validly executed and delivered by it and (b) duly and validly authorized by all necessary action;

      (iii) neither the execution and delivery of this letter nor the performance of its obligations contemplated hereby will conflict with or violate any provision of its charter or by-laws (or comparable organizational documents); and

      (iv) this Agreement constitutes a valid and binding obligation of the undersigned, enforceable against the undersigned in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

      Notwithstanding the foregoing, the obligations hereunder of Fortress Investment Trust II LLC and Emeritus Corporation shall be subject to and conditioned upon the execution and delivery of a definitive Merger Agreement by the Debtor, the Buyer and the Merger Subsidiary.

      This letter shall be governed by the laws of the State of New York.

      Each of the parties hereby agrees that this letter supercedes the Payment Guaranty letter agreement between the parties hereto dated June 23, 2003, which shall be of no further force or effect.

[Signature Page Follows]

      Please confirm your agreement to the foregoing by signing and returning a copy of this letter agreement.

Very truly yours,

FORTRESS INVESTMENT TRUST II LLC

By:   /s/ Randal A. Nardone
     Name: Randal A. Nardone
     Title: Chief Operating Officer and Secretary

EMERITUS CORPORATION

By:   /s/ Daniel R. Baty
     Name: Daniel R. Baty
     Title: Chief Executive Officer

 Accepted and Agreed:

ALTERRA HEALTHCARE CORPORATION

By:    /s/ Mark Ohlendorf
      Name: Mark Ohlendorf
     Title: President